Exhibit 99.2

1 Fourth Quarter Highlights • February 2011 Our mission is to help everyone discover, preserve and share their family history.

2 This presentation contains forward-looking statements. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from those anticipated. In some cases, you can identify forward-looking statements by the use of words such as "may," "could," "expect," "intend," "plan," "seek," "anticipate," "believe," "estimate," "predict," "potential," or "continue" or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements. Factors that could materially affect actual results, levels of activity, performance or achievements include those listed under the caption "Risk Factors" in our filings with the SEC. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise. This presentation also contains references to non-GAAP financial measures. A presentation of and reconciliation to the most directly comparable GAAP financial measure can be found at http://ir.ancestry.com/results.cfm. Safe Harbor Summary

Executing on Our Growth Strategy Provide our subscribers with the content they want Census records Vital records Blockbuster record sets Keep making our product better and easier to use Improved search functionality Easier browse experience Build category awareness and a great Ancestry.com brand Successful marketing campaigns & TV advertising Who Do You Think You Are? Do all of this globally 3

$28.0M $30.0M Fourth Quarter 2010 Results 4 Q4 2010 GUIDANCE ACTUAL Revenue Adjusted EBITDA (1) 1.380M $29.7M $80M $82.7M Subscribers 1.395M $82M EPS(1) (2) $0.25 (1) Adjusted EBITDA and EPS include $1.0 million of expenses related to the November 10, 2010 secondary offering (2) No guidance was given for EPS (Fully diluted)

5 Total Subscribers

6 Gross Subscriber Additions

7 Net Subscriber Additions

Duration Mix - Total Subscriber Base 8 Monthlies are 29% of the base compared to 25% one year ago.

Monthly Subscriber Churn 9 Note: Monthly churn is a measure representing the number of subscribers that cancel in the quarter divided by the sum of beginning subscribers and subscriber additions during the quarter, divided by three.

Subscriber Acquisition Cost 10 Note: Subscriber acquisition cost is external marketing and advertising expense, divided by total subscriber additions in the quarter.

Selected Financial Data 11 Q1 '09 Q2 '09 Q3 '09 Q4 '09 Q1 '10 Q2 '10 Q3 '10 Q4 '10 Revenue $ 53.2 $ 54.6 $ 57.0 $ 60.1 $ 64.4 $ 74.5 $ 79.3 $ 82.7 y/y change 13% 14% 14% 15% 21% 36% 39% 38% Gross Profit 42.0 43.3 45.6 47.8 51.4 62.0 66.9 68.6 margin 79% 79% 80% 79% 80% 83% 84% 83% Adj. EBITDA 16.5 18.4 17.9 18.7 17.0 25.3 29.0 29.7 margin 31% 34% 31% 31% 26% 34% 37% 36% Net Income 3.5 4.7 4.0 9.1 4.0 8.5 11.8 12.6 EPS(Fully diluted) $ 0.09 $ 0.12 $ 0.10 $ 0.20 $ 0.08 $ 0.18 $ 0.24 $ 0.25 Note: Adjusted EBITDA is a non-GAAP financial measure. A presentation of and reconciliation to Net Income, the most directly comparable GAAP financial measure, can be found at http://ir.ancestry.com/results.cfm. *In millions, except per share data

Business Outlook Business Outlook 12